Exhibit 99

November 9, 2009

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES THIRD QUARTER 2009 EARNINGS

Wheeling, WV, November 9, 2009–First West Virginia Bancorp, Inc. (NYSE Amex: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced third quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the third quarter of 2009 was reported at $468,248 or $.30 per share, compared to $521,905 or $.33 per share reported for the same period a year earlier. The decrease in earnings during the third quarter of 2009 compared to 2008 was primarily attributed to increases in noninterest expenses and the provision for loan losses combined with a decrease in noninterest income, offset in part by increases in net interest income and the decrease in income tax expense. Noninterest expenses rose $166,220 or 9.6% during the three month period ended September 30, 2009 as compared to the same period in 2008 primarily due to the increases in other operating expenses and salary and employee benefits expenses, offset in part by the decrease in occupancy expenses of premises. Noninterest income decreased $33,695 or 9.5% for the three months ended September 30, 2009 as compared to same period of the prior year and was due to the change in the net gains (losses) on sales of investment securities combined with the decreases in service charges and other fee income and in other operating income. During the third quarter of 2009 over 2008, net interest income increased $101,878 or 5.0% and was primarily due to the decrease in the interest expense paid on interest bearing liabilities combined with the increase in the interest and fees earned on loans, offset in part by the decrease in the interest earned on investment securities. During the third quarter of 2009, the Company allocated $30,000 to the provision for loan losses.

For the nine months ended September 30, 2009, net income was reported at $1,538,067 or $.97 per share compared to $1,669,463 or $1.05 per share reported for the same period in 2008. The decline in net income for the nine months ended September 30, 2009 as compared to the same period in 2008 of $131,396 or 7.9% was primarily the result of increases in noninterest expenses and in the provision for loan losses combined with the decrease in noninterest income, offset in part by the increase in net interest income and a decrease in income tax expense. As compared to the same period in the prior year, noninterest expenses increased $355,508 or 6.8% primarily due to the increases in other operating expenses which resulted from increased regulatory assessments, as well as increases in salary and employee benefits expenses and occupancy expenses. Noninterest income fell $49,298 or 4.3% primarily due to the decline in service charges and fees earned on deposit accounts combined with the decrease in other operating income, which were offset in part by the net change in the gains (losses) on sales of investment securities. Net interest income increased $199,220 or 3.2%, primarily due to the decrease in the interest expense paid on interest bearing liabilities, offset in part by decreases in the interest and fees earned on loans as well as the interest earned on investment securities.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) September 30, 2009	December 31, 2008

AT PERIOD END
Total Assets	$272,090	$258,164
Total Deposits	216,205	206,385
Total Loans	129,412	124,635
Total Investment Securities	120,110	112,366
Shareholders’ Equity	30,970	28,737
Shareholders’ Equity Per Share of Common Stock	19.48	18.08

(Unaudited, in thousands, except share and per share data)	September 30, 2009	September 30, 2008

FOR THE THREE MONTHS ENDED
Net income	468	522
Provision for Loan Losses	30	—
Earnings Per Share of Common Stock*	.30	.33
Dividends Per Share of Common Stock*	.19	.18
Return on Average Assets	.69%	.79%
Return on Average Equity	6.56%	7.56%

FOR THE NINE MONTHS ENDED
Net income	1,538	1,669
Provision for Loan Losses	40	—
Earnings Per Share of Common Stock*	.97	1.05
Dividends Per Share of Common Stock*	.57	.55
Return on Average Assets	.77%	.87%
Return on Average Equity	7.32%	8.20%

Average shares outstanding	1,589,411	1,589,411

*	Adjusted for the 4 percent common stock dividend to shareholders of record October 1, 2008.

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol “FWV.”